EXHIBIT 10.1


                        AMENDMENT TO LOAN AGREEMENT



Under the terms of the Loan Agreement by and between HemaCare Corporation ("HemaCare") and Bank Leumi Le-Israel, B.M. (the "Bank"), dated April 30, 1996, HemaCare is required to maintain Tangible Net Worth, as defined, of $2 million and a Net Worth Ratio of less than 2.00 to 1.00, after September 29, 1996.

The Tangible Net Worth and Net Worth Ratio provisions, as contained in the "Affirmative Covenants - Financial Covenants and Ratios" section of the Loan Agreement, are hereby amended to read as follows:

Tangible Net Worth. Maintain a minimum Tangible Net Worth of not less than $370,000 through September 29, 1996 and $1,200,000 from September 30, 1996.
By March 31, 1997, it shall be increased to $1.8 million.

Net Worth Ratio. Maintain a ratio of Total Liabilities to Tangible Net Worth of less than 3.00 to 1.00 after September 30, 1996. By March 31, 1997, it shall be 2.5 to 1.00.

All other provisions of the Loan Agreement are to continue in force, and nothing contained in this amendment shall be construed to (a) waive, limit, prejudice or otherwise adversely affect any rights, remedies or powers of Bank Leumi under the loan documents or (b) to waive any other defaults whether known or unknown to the Bank under the loan documents.

LENDER:                                   BORROWER:
Bank Leumi Le-Israel, B.M.                HemaCare Corporation


By: /s/ Robert Cosof                      By:  /s/  Hal I. Lieberman
   -------------------------                  -----------------------
   Authorized Officer                         Hal I. Lieberman, President
                                              and CEO

BORROWER:
HemaCare Corporation


By: ______________________________
       Hal I. Lieberman, President and CEO


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